UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549

                                FORM 8-K

                             CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT: January 27, 1999

                BAIRNCO CORPORATION
                (Exact name of registrant as specified in its charter)

                Delaware                      1-8120         13-3057520
                (State or other jurisdiction  (Commission    (IRS Employer
                 of incorporation or           File Number)   Identification
                 organization)                                Number)

                2251 Lucien Way, Suite 300, Maitland,       FL 32751
                (Address of principal executive offices)    (Zip Code)

                (407) 875-2222
                (Registrant's telephone number, including area code)

                Not Applicable
                (Former name, former address and former
                 fiscal year, if changed since last report)









ITEM 5.   OTHER EVENTS

Bairnco Corporation (the "Corporation") is filing herewith a press release issued on Thursday, January 21, 1999, as Exhibit
99.1 which is incorporated by reference herein. This press release was issued to announce the Corporation's fourth quarter and full year 1998 operating results and also to announce that the Corporation had taken a $7.5 million provision for litigation costs in the fourth quarter of 1998 and certain other matters.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

The following exhibit is incorporated by reference herein:

99.1 Press Release





                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAIRNCO CORPORATION



By:  /s/ Luke E. Fichthorn III
     Luke E. Fichthorn III
     Chairman & CEO

Date:     January 27, 1999

                              EXHIBIT INDEX

Exhibit        Description

99.1           Press Release


                                                     EXHIBIT 99.1

                           BAIRNCO CORPORATION
                       2251 LUCIEN WAY, SUITE 300
                      MAITLAND, FLORIDA 32751-7037
                             (407) 875-2222

                              PRESS RELEASE

       BAIRNCO ANNOUNCES LITIGATION CHARGE IN THE FOURTH QUARTER,
                FOURTH QUARTER AND FULL YEAR 1998 RESULTS


 Maitland, Florida, January 21, 1999 - Bairnco Corporation (NYSE-
 BZ)today reported that in 1998 the court in the Transactions Lawsuit issued a series of opinions that eliminated certain claims and parties from the case and set the stage for discovery and trial as to the claims and parties that remain. In particular, the court dismissed the RICO claims; all claims against third-party professionals, including lawyers, accountants and investment bankers; and all claims against individuals with the exception of Bairnco's former chairman and president. The court also narrowed the scope of certain claims against Bairnco and the other corporate defendants. With the initial motions phase of the case now complete, Bairnco is prepared to mount a vigorous defense on the merits. Toward that end, a $7,500,000 provision for litigation costs was taken in the fourth quarter.

 Performance - Year Ended December 31, 1998
 Sales for the year ended December 31, 1998 decreased 1.4% from $158,708,000 in 1997 to $156,456,000 in 1998. Gross profit decreased 6.3% to $50,583,000 from $53,996,000 in 1997.  Selling and administrative expenses, excluding the provision for litigation costs, increased 0.4% to $38,554,000 from $38,404,000. As a percent of sales, selling and administrative expenses, excluding the provision for litigation costs, were 24.6% compared to 24.2% in 1997.

 Operating profit before the provision for litigation costs was $12,029,000 down 22.9% from $15,592,000 in 1997.

 Net interest expense increased to $1,998,000 in 1998 as compared
 to   $1,834,000   in  1997  due  primarily  to  higher   average
 borrowings.

 Net income decreased to $1,594,000 from $8,771,000. Diluted earnings per common share decreased to $.18 from $.94 in 1997 as a result of the decreased operating income and the provision for litigation costs. The provision for litigation costs reduced net income in 1998 by $4,726,000. There were fewer average shares outstanding as a result of the stock repurchase program. During 1998, Bairnco repurchased 737,400 shares of its common stock.

 Performance - Fourth Quarter 1998
 Sales in the fourth quarter 1998 were $38,933,000, a decrease of 3.4% from $40,321,000 in 1997. Arlon sales decreased 6.0% due to weak sales in most markets but especially in the electronic markets as compared to last year when that market was strong. Kasco sales increased 2.3% due to the continuing modest recovery in Europe.

 Gross  profit  was down to $12,329,000 from $13,322,000  as  the gross  profit margin as a percent of sales decreased from  33.0%
 to 31.7% primarily due to continued price pressures in the electrical and electronic markets.

 Selling and administrative expenses, excluding the provision for litigation costs, increased 0.7% to $9,660,000 from $9,590,000.
 As a percent of sales, selling and administrative expenses increased to 24.8% from 23.8%.

 A $7,500,000 provision for litigation costs was taken in the fourth quarter.

 Net interest expense increased to $507,000 in 1998 as compared to $473,000 in 1997 due primarily to higher average borrowings.

 Net income declined to a loss of $(3,363,000) from a profit of $2,086,000 in the fourth quarter of 1997. Basic earnings per common share decreased to a loss of $(.40) from a profit of $.23.

 During the fourth quarter Bairnco repurchased 178,300 shares of its common stock.

 Bairnco remains in strong financial condition.

 The Company also announced today that the 1998 Annual Meeting of Stockholders in Bairnco Corporation will be held on Thursday, April 22, 1999, at 9:00 a.m., local time, at Bairnco's Corporate offices, Maitland, Florida. The record date for determination of Stockholders is March 8, 1999.




 Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon (Engineered Materials and Components segment) and Kasco (Replacement Products and Services segment). Arlon's principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom engineered laminates and pressure sensitive adhesive systems, and special silicone rubber compounds and components. Kasco's principal products include replacement band saw blades for cutting meat, fish, wood and metal, on site maintenance services and seasonings for ready-to-cook foods for the retail food industry primarily in the meat and deli departments. Kasco also distributes equipment to the food industry in Canada and France.


 CONTACT:       Bob Wilkinson, Bairnco Corporation
                Telephone:  (407) 875-2222, ext. 228

                         ***********************

Comparative Results of Operations  (Unaudited)

Condensed Income Statements
                           Qtr Ended    Qtr Ended    Year Ended   Year Ended
                           Dec 31, 1998 Dec 31, 1997 Dec 31, 1998 Dec 31, 1997

Net sales                  $38,933,000  $40,321,000  $156,456,000 $158,708,000
Cost of sales               26,604,000   26,999,000   105,873,000  104,712,000
Gross profit                12,329,000   13,322,000    50,583,000   53,996,000
Selling and administrative
 expenses                    9,660,000    9,590,000    38,554,000   38,404,000
Provision for litigation
 costs                       7,500,000          --      7,500,000          --
Operating profit (loss)     (4,831,000)   3,732,000     4,529,000   15,592,000
Interest expense, net          507,000      473,000     1,998,000    1,834,000
Income (loss) before income
 taxes                      (5,338,000)   3,259,000     2,531,000   13,758,000
Provision (benefit) for
 income taxes               (1,975,000)   1,173,000       937,000    4,987,000
Net income (loss)          $(3,363,000) $ 2,086,000  $  1,594,000 $  8,771,000


Basic Earnings per Share
 of Common Stock           $     (0.40) $      0.23  $       0.18 $       0.96

Diluted Earnings per Share
 of Common Stock                    --  $      0.23  $       0.18 $       0.94

Diluted Average Common
 Shares Outstanding          8,459,000    9,266,000     8,818,000    9,350,000

Condensed Balance Sheets
                                                     Dec 31, 1998 Dec 31, 1997

ASSETS

Cash                                                 $    822,000 $  1,217,000
Accounts receivable, net                               27,999,000   24,939,000
Inventories                                            26,179,000   26,398,000
Other current assets                                    5,846,000    5,389,000
     Total current assets                              60,846,000   57,943,000

Plant and equipment, net                               41,402,000   39,913,000
Cost in excess of net assets of purchased businesses   11,840,000    7,607,000
Other assets                                            4,467,000    3,823,000
     Total                                           $118,555,000 $109,286,000


LIABILITIES AND STOCKHOLDERS' INVESTMENT

Short-term debt                                      $  4,373,000 $  3,018,000
Current maturities of long-term debt                          --         9,000
Accounts payable                                        9,022,000    8,661,000
Accrued expenses                                       14,192,000   10,543,000
     Total current liabilities                         27,587,000   22,231,000

Long-term debt                                         33,471,000   27,291,000
Other liabilities                                      11,059,000    7,295,000
Stockholders' investment                               46,438,000   52,469,000
     Total                                           $118,555,000 $109,286,000
